VARIABLE INSURANCE FUNDS

                     Establishment and Designation of Series


The undersigned, being all of the Trustees of Variable Insurance Funds (the "Trust"), a Massachusetts business trust, acting pursuant to Section 5.11 of the Declaration of Trust dated July 20, 1994, as amended the date hereof (the "Declaration of Trust"), hereby divides the shares of beneficial interest of the Trust into seven separate Series (the "Funds"), each of a single Class, the Funds hereby created having the following special and relative rights:

         1.       The Funds shall be designated as follows:

                  Variable Insurance Allocated Conservative Fund
                           (formerly, the "Qualivest Variable Insurance Large Companies Value Fund");
                  Variable Insurance Allocated Balanced Fund
                           (formerly, the "Qualivest Variable Insurance Small Companies Value Fund");
                  Variable Insurance Allocated Growth Fund
                           (formerly, the "Qualivest Variable Insurance
                           Income Equity Value Fund");
                  Variable Insurance Allocated Aggressive Fund
                           (formerly, the "Qualivest Variable Insurance
                           Intermediate Bond Fund");
                  Variable  Insurance  Money Market Fund;
                  BB&T Growth and Income Variable  Insurance  Fund; and
                  BB&T Capital  Manager  Variable Insurance Fund.


         2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current effective prospectus and registration statement for that Fund under the Securities Act of 1933. Each share of beneficial interest of each Fund ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such shares of the Fund upon liquidation of that Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law.

         3. Each share of beneficial interest of each Fund shall be entitled to one vote for each dollar of value invested (or fraction thereof in respect of a fractional share) on matters which such Shares shall be entitled to vote except to the extent otherwise required by the Investment Company Act of 1940 or when the Trustees have determined that the matter affects only the interest of Shareholders of certain Funds, in which case only the Shareholders of such Funds shall be entitled to vote thereon.

Any matter shall be deemed to have been effectively acted upon with respect to the Funds if acted upon as provided in Rule 18f-2 under such Act or any successor rule and in the Declaration of Trust.

         4. The assets and liabilities of the Trust shall be allocated among the above-referenced Funds, as set forth in Section 5.11 of the Declaration of Trust, except as described below.

         (a) Costs incurred by the Trust on behalf of the Funds in connection with the organization and initial registration and public offering of Shares of the Funds shall be amortized for the Funds over the lesser of the life of the Fund or the five year period beginning with the month that each Fund commences operations.

         (b) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds and each allocation of liabilities, expense costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Funds for all purposes.

         5. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created or to otherwise change the special and relative rights of any such Fund, provided that such change shall not adversely affect the rights of the Shareholders of such Fund.

Date:   ___________, 1997                         _____________________________
                                                  Scott A. Englehart, as Trustee



                                                  _____________________________
                                                  William J. Tomko, as Trustee